  Exhibit 99.1

American Resources Corporation Expands Workforce of Perry County Resources to Restart Complex

Company preparing to restart metallurgical carbon mining and processing operations at restructured complex this quarter

Perry County Resources restructured to be one of the lowest cost and most innovative PCI and stoker operations in the United States

October 12, 2020 | Source: American Resources Corporation

FISHERS, INDIANA / ACCESSWIRE / October 12, 2020 /
American Resources Corporation (NASDAQ:AREC) (“American Resources” or the “Company”), a supplier of raw materials to the rapidly growing global infrastructure marketplace, today provided an update on its progress to commence mining operations at its Perry County Resources (“PCR”) mining complex in Hazard, Kentucky. In anticipation of restarting the PCR complex, the Company is in the process of expanding the workforce at PCR to approximately 76 underground mine and 16 preparation plant employees in the near-term, with a plan to grow to approximately 175 workers as the complex expands its production base.

Tarlis Thompson, COO of American Resources Corporation commented, “We are truly excited to restart the Perry County complex and unveil it as one of the lowest cost, if not the lowest, PCI and stoker operations in the United States. As we prepare to bring this first-class operation back online this quarter following our extensive restructuring efforts, we are confident that the efficient, low-cost structure at Perry County will be a long-term, stable provider of jobs to the local community. Furthermore, we have some of the best employees in the industry and we look forward to providing our customers with high-quality carbon products for years to come.”

American Resources has been a consolidator and operator of quality metallurgical carbon assets in the Central Appalachian basin (“CAPP”) to serve customers in the steelmaking, specialty alloy metals, and industrial marketplaces. Its next-generation model and philosophy is to restructure existing, legacy operations to better fit the modern-day marketplace by eliminating legacy costs and liabilities to significantly increase the overall efficiency and profitability of its complexes. Perry County Resources is one of the Company’s five operating complexes within the CAPP.

Production at PCR, which was idled post acquisition for the restructuring process, has remained idle during the COVID-19 outbreak to ensure a safe working environment, to protect the health of its employees and others, to mitigate the spread of the virus, and to better navigate the global economic disruption. Beginning Monday, October 12, 2020, as previously stated, the Company will begin the final underground development of installing seals to close off the mine’s old works before restarting production. The installation of the seals will further reduce the E4-2 mine’s operating cost and most importantly, will make the mine significantly safer for its employees.

With PCR’s restart, American Resources will initially operate the complex’s E4-2 underground mine with one super section with plans to ramp the mine’s production by utilizing two super sections and one bridge section. This mining plan will ultimately utilize five of the E4-2 mine’s current six continuous miners. The Company will run two eight to ten-hour operating shifts and one maintenance shift per pay, over 5.5 workdays per week. Once fully ramped, the complex is expected to support approximately 175 long-term, stable jobs.

About American Resources Corporation

American Resources Corporation is a supplier of high-quality raw materials to the rapidly growing global infrastructure market. The Company is focused on the extraction and processing of metallurgical carbon, an essential ingredient used in steelmaking. American Resources has a growing portfolio of operations located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon deposits are concentrated.

American Resources has established a nimble, low-cost business model centered on growth, which provides a significant opportunity to scale its portfolio of assets to meet the growing global infrastructure market while also continuing to acquire operations and significantly reduce their legacy industry risks. Its streamlined and efficient operations are able to maximize margins while reducing costs. For more information visit americanresourcescorp.com or connect with the Company on Facebook, Twitter, and LinkedIn.

Special Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond American Resources Corporation’s control. The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that the projected results or events will be achieved.

PR Contact:
Precision Public Relations
Matt Sheldon
917-280-7329
matt@precisionpr.co

Investor Contact:

JTC Team, LLC
Jenene Thomas
833-475-8247
AREC@jtcir.com

Company Contact:
Mark LaVerghetta
317-855-9926 ext. 0
Vice President of Corporate Finance and Communications
investor@americanresourcescorp.com

Source: American Resources Corporation